Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-204388 of Air Products and Chemicals, Inc. on Form S-8 of our report dated 23 June 2026, relating to the financial statements and supplemental schedules of Air Products and Chemicals, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Air Products and Chemicals, Inc. Retirement Savings Plan for the year ended 31 December 2025.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
23 June 2026